NEWS RELEASE

Contacts:
Main Street Capital Corporation
Todd A. Reppert, President and CFO
treppert@mainstcapital.com
713-350-6000

Dennard Rupp Gray and Easterly, LLC
Ken Dennard
ksdennard@drg-e.com / 713-529-6600
Augustine Okwu
gokwu@drg-e.com / 404-532-0086

Main Street Capital Announces Monthly Dividends for October, November and December 2008 of
$0.125 per Share

Represents $0.375 Per Share in Dividends for the Fourth Quarter of 2008
and $1.425 Per Share in Dividends for all of 2008

HOUSTON, TEXAS, September 3, 2008 – Main Street Capital Corporation (NASDAQ-GS: MAIN) (“Main Street”) announced today that its Board of Directors declared monthly dividends of $0.125 per share for each of October, November and December 2008, which is at the upper end of the previously announced guidance for fourth quarter 2008 dividends. These monthly dividends, which will be payable per the table below, equate to $0.375 per share for the fourth quarter of 2008, which represents a 4.2% sequential increase from Main Street’s prior quarterly dividend declared in July 2008 and represents a 13.6% increase from the dividend declared in the fourth quarter 2007. The fourth quarter 2008 dividends equate to an annual dividend of $1.50 per share at the current rate. For calendar year 2008, Main Street will have paid total dividends of $1.425 per share.

Summary of Fourth Quarter 2008 Monthly Dividends

Declared	Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
9/3/08	9/16/08	9/18/08	10/15/08	$0.125
9/3/08	10/15/08	10/17/08	11/14/08	$0.125
9/3/08	11/17/08	11/19/08	12/15/08	$0.125

		Total for Fourth Quarter 2008:		$0.375

Main Street’s dividends are paid from taxable income. The Board determines the dividend based on estimates of annual taxable income, which differs from book income due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from the prior year for distribution in the current year. It is currently estimated that 30% to 40% of the total 2008 calendar year dividends will be designated as long-term capital gain for tax purposes with the remainder designated as ordinary taxable income or short-term capital gain. The final determination of 2008 taxable income, as well as the tax attributes for 2008 calendar year dividends, will be made after the close of the 2008 tax year and may differ from the estimates above. Based on current projections of 2008 taxable income, Main Street expects to generate excess undistributed taxable income during 2008 that it intends to carry forward for distribution during 2009.

Main Street maintains a dividend reinvestment plan (“DRIP”) that provides for the reinvestment of dividends on behalf of its stockholders, unless a stockholder has elected to receive dividends in cash. As a result, if Main Street declares a cash dividend, our stockholders who have not “opted out” of the DRIP by the dividend record date will have their cash dividend automatically reinvested into additional shares of our common stock. Main Street has the option to satisfy the share requirements of the DRIP through the issuance of new shares of common stock or through open market purchases of common stock by the DRIP plan administrator. Newly-issued shares will be valued based upon the final closing price of Main Street’s common stock on the last trading day prior to the dividend payment date. Shares purchased in the open market to satisfy the DRIP requirements will be valued based upon the average price of the applicable shares purchased by the DRIP plan administrator, before any associated brokerage or other costs.

ABOUT MAIN STREET CAPITAL CORPORATION
Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies. Main Street’s investments are generally made to support management buyouts, recapitalizations, growth financings and acquisitions of companies that operate in diverse industry sectors and generally have annual revenues ranging from $10 to $100 million. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one-stop” financing alternatives to its portfolio companies.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements, including but not limited to the annualized dividend represented by the fourth quarter 2008 dividends, the estimated tax attributes of the full year 2008 dividends, and the estimate that excess undistributed taxable income will be carried forward from 2008 for distribution during 2009. Any such statements, other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and Main Street undertakes no obligation to update any such statement now or in the future.

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